As filed with the U.S. Securities and Exchange Commission on April 7, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CONCUR TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	91-1608052
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

18400 NE Union Hill Road

Redmond, Washington 98052

(Address of Principal Executive Offices, including Zip Code)

Options to purchase common stock assumed by Registrant and granted under the Outtask, Inc. 1999 Stock

Incentive Plan

Registrant’s 1998 Employee Stock Purchase Plan

(Full Title of the Plans)

S. Steven Singh

Chief Executive Officer

Concur Technologies, Inc.

18400 NE Union Hill Road

Redmond, Washington 98052

(425) 702-8808

(Name, Address and Telephone Number of Agent For Service)

Copies to:

Horace L. Nash, Esq.

Fenwick & West LLP

801 California Street

Mountain View, California 94041

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered		Proposed Maximum Offering Price Per Unit		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, $0.001 par value per share	1,320,795	(1)(2)	$3.56 -18.14	(3)	$6,761,575	(3)	$724
Common Stock, $0.001 par value per share	640,000	(1)(4)	$18.14	(5)	$11,609,600	(5)	$1,243

(1)	This Registration Statement shall also cover any additional shares of Registrant’s common stock in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration, which results in an increase in the number of the outstanding shares of Registrant’s common stock. The preferred stock purchase rights, which are attached to the shares of the Registrant’s common stock being registered hereunder, will be issued for no consideration. Accordingly, no additional registration fee is required.
(2)	Represents shares subject to issuance under stock options outstanding with respect to the Outtask, Inc. 1999 Stock Incentive Plan, including shares issuable as contingent consideration, which options were assumed by the Registrant on January 23, 2006 pursuant to an Agreement and Plan of Reorganization, by and among Registrant, Galileo 1 Acquisition Corporation, a wholly-owned subsidiary of Registrant, Galileo 2 Acquisition LLC, a wholly-owned subsidiary of Registrant, Outtask, Inc., and Thomas A. DePasquale, as the Representative.
(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, as amended (the “Securities Act”). The price per share and aggregate offering price are based on (i) the weighted average exercise price of the outstanding options granted pursuant to the Outtask, Inc. 1999 Stock Incentive Plan and (ii) the average high and low prices of the Registrant’s common stock reported on the Nasdaq National Market on April 4, 2006 for shares issuable as contingent consideration with respect to the Outtask, Inc. 1999 Stock Incentive Plan.
(4)	Represents additional shares available for awards under Registrant’s 1998 Employee Stock Purchase Plan (the “ESPP”) pursuant to the evergreen provision of the ESPP, which provides that the aggregate number of shares of the Company’s Common Stock for issuance under the ESPP will be increased automatically on each January 1 by the lesser of (i) 320,000 shares or (ii) the number of shares equal to one percent (1%) of the total number of outstanding shares of the Registrant’s common stock on the immediately preceding December 31.
(5)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act. The price per share and aggregate offering price are based on the average high and low prices of the Registrant’s common stock reported on the Nasdaq National Market on April 4, 2006 for the Registrant’s 1998 Employee Stock Purchase Plan.

PART I

Information Required in the Section 10(a) Prospectus

Item 1. Plan Information.

Information required by this item is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

Item 2.	Registrant Information and Employee Plan Annual Information.

Information required by this item is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

Concur Technologies, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the United States Securities and Exchange Commission (the “Commission”):

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2005 filed with the Commission on December 14, 2005 pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above;

(c)	The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A (No. 00-25137) filed with the Commission on April 23, 2001, including any other amendments or reports filed for the purpose of updating such description; and

(d)	The description of the Registrant’s Preferred Share Purchase Rights contained in the Registrant’s Registration Statement on Form 8-A (No. 00-25137) filed with the Commission on April 23, 2001, including any other amendments or reports filed for the purpose of updating such description.

All reports and definitive proxy or information statements filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such statements as set forth therein. Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K prior or subsequent to the date hereof shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

As of the date of this Registration Statement, attorneys of Fenwick & West LLP and family members thereof beneficially own an aggregate of approximately 2,000 shares of Registrant’s common stock.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”).

As permitted by the DGCL, the Registrant’s Certificate of Incorporation, as amended, provides that its directors shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to the corporation or its stockholders,

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,

•	under Section 174 of the DGCL (regarding unlawful payments of dividends and unlawful stock purchases or redemptions), or

•	for any transaction from which the director derived an improper personal benefit.

In addition, as permitted by Section 145 of the DGCL, the Bylaws of the Registrant, as amended, provide that:

•	the Registrant is required to indemnify to the fullest extent authorized by DGCL, subject to certain very limited exceptions, any person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or an officer of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an “indemnitee”), against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith;

•	the Registrant is required to advance expenses, as incurred, to its indemnitees in connection with defending a legal proceeding; provided, however, that, if the DGCL so requires, an advancement of expenses to a director or officer will be made only if an undertaking is delivered to the Registrant to repay all amounts advanced if it is ultimately determined that indemnification is unavailable;

•	the rights conferred in the Bylaws, as amended, are not exclusive;

•	the Registrant may not retroactively amend bylaw provisions relating to indemnification;

•	the Registrant may indemnify and advance expenses to employees and agents of the Registrant to the same extent as it provides indemnification and advancement of expenses to its directors and officers, except as otherwise directed by law, its Certificate of Incorporation, the Bylaws, agreement or vote.

The Registrant has entered into Indemnification Agreements with each of its current directors and executive officers to give such directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s Certificate of Incorporation, as amended, and to provide additional procedural protections. As of the filing date of this Registration Statement, except as set forth in the Registrant’s Annual Report on Form 10-K for 2005, there is no pending litigation or proceeding involving a director, officer or employee of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

The Registrant, with approval by the Registrant’s Board of Directors, has obtained directors’ and officers’ liability insurance.

See also the undertakings set out in response to Item 9.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit Description	Incorporated by Reference				Filed Herewith
		Form	File No.	Exhibit	Filing Date
4.1	Registrant’s Amended and Restated Certificate of Incorporation, as filed with the Delaware Secretary of State on December 24, 1998.	S-1	333-70455	4.03	1/12/1999

4.2	Registrant’s Amended and Restated Bylaws, as amended on April 17, 2001.	8-K	000-25137	4.1	4/23/2001

4.3	Specimen Stock Certificate representing shares of Registrant’s common stock.	S-1	333-62299	4.01	8/26/1998

4.4	Rights Agreement between the Registrant and Wells Fargo N.A., as Rights Agent, which includes as Exhibit A the Form of Certificate of Designations of Series A Junior Participating Preferred Stock, as Exhibit B the Form of Rights Certificate and as Exhibit C the Summary of Rights to Purchase Preferred Shares.	8-A	000-25137	4.1	4/23/2001

4.5	Outtask, Inc. 1999 Stock Incentive Plan.					X

4.6	Form of Incentive Stock Option Grant Agreement under the Outtask, Inc. 1999 Stock Incentive Plan.					X

4.7	Form of Non-Statutory Stock Option Grant Agreement under the Outtask, Inc. 1999 Stock Incentive Plan.					X

4.8	Registrant’s 1998 Employee Stock Purchase Plan.	8-K	000-25137	10.01	4/28/2005

5.1	Opinion and Consent of Fenwick & West LLP.					X

23.1	Consent of Independent Registered Public Accounting Firm.					X

23.2	Consent of Fenwick & West LLP (contained in Exhibit 5.1).					X

24	Power of Attorney (incorporated by reference to Page II-5 of this Registration Statement).					X

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement - notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference into this Registration Statement; (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Redmond, state of Washington, on April 7, 2006.

Concur Technologies, Inc.

By:	/s/ S. STEVEN SINGH
S. Steven Singh
Chief Executive Officer and Chairman of the Board

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned officers and directors of Concur Technologies, Inc., a Delaware corporation, do hereby constitute and appoint S. Steven Singh and Kyle R. Sugamele, and each of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the United States Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ S. STEVEN SINGH S. Steven Singh	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	April 7, 2006

/s/ JOHN F. ADAIR John F. Adair	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 7, 2006

/s/ MICHAEL W. HILTON Michael W. Hilton	Director	April 7, 2006

/s/ JEFFREY T. MCCABE Jeffrey T. McCabe	Director	April 7, 2006

/s/ GORDON EUBANKS Gordon Eubanks	Director	April 7, 2006

/s/ JEFFREY T. SEELY Jeffrey T. Seely	Director	April 7, 2006

/s/ WILLIAM W. CANFIELD William W. Canfield	Director	April 7, 2006

/s/ ROBERT T. ABELE Robert T. Abele	Director	April 7, 2006

EXHIBIT INDEX

Exhibit Number	Exhibit Description	Incorporated by Reference				Filed Herewith
		Form	File No.	Exhibit	Filing Date
4.1	Registrant’s Amended and Restated Certificate of Incorporation, as filed with the Delaware Secretary of State on December 24, 1998.	S-1	333-70455	4.03	1/12/1999

4.2	Registrant’s Amended and Restated Bylaws, as amended on April 17, 2001.	8-K	000-25137	4.1	4/23/2001

4.3	Specimen Stock Certificate representing shares of Registrant’s common stock.	S-1	333-62299	4.01	8/26/1998

4.4	Rights Agreement between the Registrant and Wells Fargo N.A., as Rights Agent, which includes as Exhibit A the Form of Certificate of Designations of Series A Junior Participating Preferred Stock, as Exhibit B the Form of Rights Certificate and as Exhibit C the Summary of Rights to Purchase Preferred Shares.	8-A	000-25137	4.1	4/23/2001

4.5	Outtask, Inc. 1999 Stock Incentive Plan.					X

4.6	Form of Incentive Stock Option Grant Agreement under the Outtask, Inc. 1999 Stock Incentive Plan.					X

4.7	Form of Non-Statutory Stock Option Grant Agreement under the Outtask, Inc. 1999 Stock Incentive Plan.					X

4.8	Registrant’s 1998 Employee Stock Purchase Plan.	8-K	000-25137	10.01	4/28/2005

5.1	Opinion and Consent of Fenwick & West LLP.					X

23.1	Consent of Independent Registered Public Accounting Firm.					X

23.2	Consent of Fenwick & West LLP (contained in Exhibit 5.1).					X

24	Power of Attorney (incorporated by reference to Page II-5 of this Registration Statement).					X